Exhibit 10.2

PINNACLE FINANCIAL PARTNERS, INC.

2013 ANNUAL CASH INCENTIVE PLAN

As approved by the Human Resources and Compensation

Committee of Pinnacle Financial Partners on

January 11, 2013

PLAN OBJECTIVES:

The overall objectives of the 2013 Annual Cash Incentive Plan (the “Plan”) are to:

1.	Motivate participants to ensure that important corporate soundness thresholds and corporate profitability objectives for 2013 are achieved, and

2.	Provide a reward system that encourages teamwork and cooperation in the achievement of firm-wide goals.

This Plan shall be administered pursuant to the Pinnacle Financial Partners, Inc. 2004 Equity Incentive Plan (the “2004 Equity Incentive Plan”). All provisions hereof shall be interpreted accordingly. Capitalized terms not otherwise defined herein shall have the meaning set forth in the 2004 Equity Incentive Plan.

EFFECTIVE DATES OF THE PLAN:

The Plan is effective from January 1, 2013 (Effective Date) through December 31, 2013.

ADMINISTRATION:

The Human Resources and Compensation Committee of the Board of Directors (the “HRCC”) is responsible for the overall administration of the Plan and shall have the authority to select the associates who are eligible for participation in the Plan. The CFO, with the oversight of the CEO, shall provide the HRCC with periodic updates as to the status of the Plan as follows:

•

Produces status reports on a periodic basis to the CEO, the Leadership Team and the HRCC in order to ensure the ongoing effectiveness of the Plan. The CEO has discretion related to communication of the status of the incentive plan to all Plan participants.

•

Makes recommendations for any Plan modifications (including target performance or payout awards) as a result of substantial changes to the organization or participants’ responsibilities to ensure fairness to all Plan participants.

•	At the end of the Plan period, prepares, verifies, approves and submits the appropriate award calculations and payout authorizations to the CEO and, ultimately the HRCC, for approval and distribution.

The Company’s Chief Risk Officer at least annually shall evaluate, report and discuss with the HRCC whether features of the Plan should be limited in order to ensure that the Plan does not pose imprudent risks to the Company and that the Plan does not encourage the manipulation of reported earnings of the Company to enhance any employee’s compensation.

The HRCC is authorized to interpret the Plan, to establish, amend and / or rescind any rules and regulations relating to the Plan and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The HRCC may correct any defect or omission or reconcile any inconsistency in the Plan in the manner and to the extent the HRCC deems necessary or desirable. Any decision of the HRCC in the interpretation and administration of Plan, as described herein, shall lie within its sole and absolute discretion and shall be final conclusive and binding on all parties concerned.

ELIGIBILITY:

Except as otherwise provided below, all associates who are compensated via a predetermined salary or hourly wage and are not included in any other cash incentive or performance-based compensation program or plan are eligible for participation in the Plan. Participants who are not eligible for a full award due to their performance evaluation (see below – Target Award) should be notified by their Leadership Team member as soon as possible prior to distribution of awards.

Certain associates that are compensated via a commission schedule or commission grid have an opportunity to achieve significant variable pay compensation due to escalating payouts pursuant to the commission schedule or grid based on their individual performance. As a result, such commission-based associates are not eligible for participation in the Plan unless otherwise authorized under special arrangement approved by the HRCC.

2

FORFEITURE OF AWARDS:

Any participant who terminates employment for any reason (e.g., voluntary separation or termination due to misconduct) prior to distribution of awards in January 2014 will not be eligible for distribution of awards under the Plan unless approved by the HRCC.

ETHICS:

The intent of this Plan is to fairly reward individual and team achievement. Any associate who manipulates or attempts to manipulate the Plan for personal gain at the expense of clients, other associates or Company objectives will be subject to appropriate disciplinary action, including the non-payment of any award otherwise due or paid to such associate under this Plan.

In addition and upon the approval the Company’s board of directors, payments under the Plan paid to an associate will be subject to recovery and “clawback” by the Company, and repaid by such employee, if the payments are based on materially inaccurate financial statements or other materially inaccurate performance metric criteria.

PLAN FUNDING:

The Plan assets will be funded from the results of operations of the Company with all assets being commingled with the assets of the Company.

TIMING OF AWARDS:

During January 2014, the HRCC will review all proposed awards pursuant to the Plan. Any awards to be distributed pursuant to the Plan shall be distributed prior to January 31, 2014 or as soon as possible thereafter, but in no event later than March 15, 2014. No award will be distributed prior to January 1, 2014.

TARGET AWARD:

Each participant will be assigned an “award tier” based on their position within the Company, their experience level or other factors. Each participant’s Leadership Team member is responsible for notifying each participant of his or her “award tier”. The “award tier” will be expressed as a percentage of the participant’s base salary ranging from 10% to 100%. In order to determine the “target award”, participants will multiply their “award tier percentage” by their actual YTD base salary paid for 2013 as of December 31, 2013. Overtime or other wage components are not considered in these calculations.

3

The incentive for participants that join the Company during the period from January 1, 2013 through December 31, 2013 will be calculated using the same formula.

PERFORMANCE CRITERIA

Awards under the Plan shall be conditioned on the attainment of one or more corporate performance goals recommended by the CEO and approved by the HRCC for the 2013 fiscal year. Additionally, the CEO, based on input from any participant’s team leader, may include performance criteria for any individual or groups of participants as he deems appropriate, subject to the review of the HRCC. Notwithstanding the foregoing, the CEO shall have no involvement in setting the performance goals applicable to his participation in the Plan, and such goals shall be established solely by the HRCC.

After December 31, 2013, the HRCC shall determine whether and to what extent each performance goal has been met. In determining whether and to what extent a performance goal has been met, the HRCC may consider such matters as the HRCC deems appropriate.

DISCRETIONARY INCREASES AND REDUCTIONS:

The CEO may award up to an additional 10% of base pay to any participant in the Plan, other than the CEO, based on extraordinary individual performance. Likewise, the CEO may reduce a participant’s, other than the CEO’s, award by up to 100% of the calculated award for individual performance, if the participant did not exhibit a strong commitment to Pinnacle’s mission or values. Notwithstanding the foregoing, the HRCC shall have the sole discretion to accept the CEO’s recommendations for increases or decreases of awards pursuant to this paragraph with respect to Covered Officers (as defined in the 2004 Equity Incentive Plan).

Discretionary awards outside these parameters shall be approved by the HRCC prior to distribution; however any discretionary awards to the Company’s named executive officers, including the CEO, must be approved by the HRCC prior to distribution.

4

AMENDMENTS, TERMINATIONS AND OTHER MATTERS:

The HRCC has the right to amend or terminate this Plan in any manner they may deem appropriate in its discretion at any time, including, but not limited to the ability to include or exclude any associate or group of associates from participation in the Plan, modify the award tiers or percentages or modify or waive performance targets. Should the firm enter into any merger or purchase agreement (including a change of control of the Company), significant market expansion or other materially significant strategic event, the HRCC may amend the Plan (including the performance criteria) as it may deem appropriate under the circumstances. The HRCC may amend the Plan (including the performance criteria) for any non-recurring transaction which may materially impact the Company’s financial position or results of operations for the fiscal year (e.g., capital transactions, divestiture of assets at gains or losses, branch acquisitions,, etc.)

Furthermore, this Plan does not, nor should any participant imply that it shall, create a contractual relationship or rights between the Plan, the Company or any associate of the Company. No associate should rely on this Plan as to any awards that the associate believes they might otherwise be entitled to receive. This Plan shall be governed by and construed in accordance with the laws of the State of Tennessee, without regard to any conflicts of laws or principles.

5